Exhibit D


              AMENDMENT TO SALES PLAN DATED AS OF JANUARY 16, 2004

     Amendment dated February 6, 2004 ("Amendment") to Sales Plan dated as of January 16, 2004 (the "Sales Plan"), between Harvey L. Karp ("Seller") and Bear, Stearns & Co. Inc. ("Broker").

     WHEREAS, Seller desires to incorporate this Amendment to the aforementioned Sales Plan.

     WHEREAS, this Amendment is established to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     WHEREAS, as of the date of this Amendment, Seller is not aware of any material non public information concerning Mueller Industries, Inc. or its securities. Seller is entering into this Amendment in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     WHEREAS, Seller desires to amend the terms of the Sales Plan as set forth herein. All other applicable provisions of the Sales Plan shall remain in effect.

     NOW, THEREFORE, Seller and Broker hereby agree that the text of Section C.3(a) shall be deleted in its entirety and the following text shall be inserted:

     3. (a) Bear Stearns shall exercise Options to purchase a total of 200,000 shares of Stock on the first business day of each calendar month which shall immediately succeed the trading day on the New York Stock Exchange on which the closing sale price of the Stock shall be at least $30.00 per share (except that with respect to the first calendar month during the term of this Sales Plan such business day shall not be earlier than January 20, 2004). To the extent shares of Stock are available from the exercise of Options after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise, Bear Stearns shall sell, as soon as reasonably practicable but with time and price discretion with Clark Schubach or Alan Greenberg or a successor registered representative designated by Bear Stearns, the net amount of Stock remaining (the "Monthly Sale Amount"), at a gross price before deduction of commissions or mark-down of at least $30.00 per share (the "Minimum Sale Price"). The Monthly Sale Amount may commence being sold on the business day immediately following the Option exercise and may be sold on any business day thereafter until all such shares are sold (each such day, a "Sale Day").

     In addition, commencing February 9, 2004, Seller is giving Clark Schubach or Alan Greenberg or a successor registered representative of Bear Stearns the discretion to exercise Options, on any business day which shall immediately succeed a trading day on the New York Stock Exchange on which the closing price of the Stock shall be at least $30.00 per share, to purchase such additional number of shares of Stock which, net of the amount of Stock after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise, together with all shares of Stock sold by Bear Stearns during the applicable three-month period, may equal

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the maximum number of shares of Stock which may be sold by Seller pursuant to
Rule 144(e). Thereafter, Clark Schubach or Alan Greenberg or a successor registered representative designated by Bear Stearns shall sell, as soon as reasonably practicable but with time and price discretion, the net amount of Stock remaining after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise (the "Additional Monthly Sale Amount") at the Minimum Sale Price. The Additional Monthly Sale Amount may commence being sold on the business day immediately following the Option exercise and may be sold on any Sale Day. Bear Stearns shall not be liable for any consequences arising from such exercise of Options, including but not limited to, the number of Options exercised by Bear Stearns, or if Bear Stearns is unable to sell all of the shares of Stock underlying such Options.

     The Issuer shall notify Bear Stearns not later than the opening of trading on the day following each Option exercise of the number of shares of Stock to be withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to each Option exercise.

     Notwithstanding the foregoing, Bear Stearns shall not exercise Options if there are 250,000 or more shares of Stock in the Plan Account (as defined below) which have not been sold by Bear Stearns pursuant to this Sales Plan, nor shall Bear Stearns exercise Options to purchase more than 900,000 shares of Stock during the term of this Sales Plan and, during the term of this Sales Plan, one or more exercises of Options may be reduced so as not to exceed such limitation.

     The first 800,000 Options exercised under this Sales Plan shall be from the December Options and the remaining 100,000 Options exercised shall be from the March Options.


IN WITNESS WHEREOF, the undersigned have signed this Amendment to Sales Plan as of the date first written above.

Seller:                                 Broker:


/s/ Harvey L. Karp                      Bear, Stearns & Co. Inc.
-----------------------------           By: ___________________
Harvey L. Karp

                                        Jeffrey M. Lipman
                                        Senior Managing Director

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                                    EXHIBIT A

                              ISSUER REPRESENTATION

     1. Mueller Industries, Inc., a Delaware corporation (the "Issuer"), represents that it has reviewed the Amendment to the Sales Plan dated February 6, 2004 (the "Amendment") between Harvey L. Karp and Bear, Stearns & Co. Inc. relating to the common stock, par value $.01 per share, of the Issuer, and the Amendment does not violate the Issuer's insider trading policies.

Dated: February 6, 2004

                                        Mueller Industries, Inc.

                                        By: /s/ William H. Hensley
                                            ------------------------------
                                            William H. Hensley
                                            Vice President and General Counsel